Exhibit (j)


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We  consent  to the  references  to  our  firm  under  the  captions  "Financial
Highlights" for Tax-Exempt California Money Market Fund (one of the series comprising Tax-exempt California Money Market Fund Series) in the Tax-Exempt California Money Market Fund Prospectus, and "Independent Auditors and Reports to Shareholders" and "Financial Statements" in the Tax-Exempt California Money Market Fund Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 18 to the Registration Statement (Form N-1A, No. 33-12938) of our report dated November 26, 2002 on the financial statements and financial highlights of Tax-Exempt California Money Market Fund included in the Fund Annual Report dated September 30, 2002.



/s/ Ernst & Young LLP
Boston, Massachusetts
January 28, 2003